Exhibit 10.3

             SEALED AIR CORPORATION COMPENSATION DEFERRAL AGREEMENT

                              FOR CRYOVAC EMPLOYEES

     THIS COMPENSATION DEFERRAL AGREEMENT (this "Agreement") is entered into as of __________________, by and between SEALED AIR CORPORATION, a Delaware corporation (the "Company"), and ____________________ ("Employee").

1.   Statement of Purpose and Intent:

     Prior to April 1, 1998, Employee had an account under the W.R. Grace & Co. Deferred Compensation Plan (the "Prior Grace Plan"), a non-qualified deferred compensation plan. Effective April 1, 1998, the Company ceased to sponsor the Prior Grace Plan as a result of a corporate re-organization and spin-off of certain business units. In order to avoid a taxable distribution from the Prior Grace Plan that would have occurred as a result of the corporate re-organization, the Company established and currently sponsors the Sealed Air Corporation Deferred Compensation Program for Cryovac Employees (the "Cryovac Plan") to hold and administer accounts of its employees transferred from the Prior Grace Plan. Effective January 1, 2001, the Company is terminating the Cryovac Plan and each participant in the Cryovac Plan will receive a distribution in the full amount of his or her Cryovac Plan account. The Company is giving each participant in the Cryovac Plan the opportunity, until September 30, 2000, to elect to continue to defer payment of his or her Cryovac Plan account by entering into a compensation deferral agreement with the Company. The purpose of this Agreement is to evidence Employee's decision to continue to defer payment of his or her Cryovac Plan account pursuant to the terms and conditions set forth herein. It is the intent of the Company that benefits under this Agreement shall not be taxable to Employee for income tax purposes until the time actually received by Employee. The provisions of this Agreement shall be construed and interpreted to effectuate such intent.

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto mutually agree as follows:

2.   Definitions:

     For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Account" means the account established and maintained on the books of the Company to record Employee's interest under this Agreement attributable to amounts credited to Employee pursuant to paragraph 4(a) below, as adjusted from time to time pursuant to the terms of this Agreement.

     (b) "Beneficiary(ies)" means the person(s) or entity(ies) designated by Employee under the Prior Grace Plan or the Cryovac Plan to receive any amounts payable following Employee's death. Employee's designation of a Beneficiary may be changed under this Agreement in accordance with procedures adopted by the Committee from time to time. If Employee fails to

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designate a Beneficiary or the designated Beneficiary fails to survive Employee, then the Beneficiary shall be Employee's estate.

     (c)  "Claim" means a claim for benefits under this Agreement.

     (d)  "Committee" means the Sealed Air Corporation Retirement Committee.

     (e) "Company" means Sealed Air Corporation, a Delaware corporation, and any successor in interest thereto.

     (f) "Prime Rate" means the average of the "prime rates" (as reported in The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) in effect on the first day of each month during each semiannual adjustment period (i.e., January 1 through June 30 and July 1 through December 31).

     (g) "Retirement" means Employee's termination of employment with the Company and its subsidiaries on or after having attained age fifty-five (55).

3.   Administration:

     The Committee shall be responsible for administering this Agreement. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under this Agreement. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret this Agreement and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in this Agreement either expressly or by necessary implication conferred upon it. The Committee may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of this Agreement. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.   Operation:

     (a) Establishment of Account. The Company shall establish and maintain on its books an Account for Employee. The Account shall be designated by Employee's name. The initial balance of the Account for Employee shall be established as of January 1, 2001 in an amount equal to the balance in Employee's account under the Cryovac Plan as of December 31, 2000.

     (b) Account Adjustments. The Account shall be adjusted semiannually on each June 30 and December 31 at a per annum rate equal to the greater of (i) the Prime Rate plus two (2) percentage points or (ii) one hundred twenty percent (120%) of the Prime Rate.

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     (c) Payment of Account.

         (i) Termination of Employment Before Retirement. If Employee terminates employment with the Company prior to Retirement for any reason other than Employee's death (including, for example, as a result of Employee's long term disability), the balance in Employee's Account as of the last day of the month following the month in which such termination of employment occurs (the "Payment Date") shall be paid to Employee on or around the Payment Date in a single cash payment. For purposes of this subparagraph, the Account shall be adjusted for earnings from the date of the last adjustment under paragraph 4(b) above through the Payment Date, using for such purpose the adjustment rate that was in effect under paragraph 4(b) for the immediately preceding semi-annual adjustment period. Notwithstanding the foregoing, if Employee's employment is terminated other than due to the Employee's voluntary resignation or termination by the Company for "cause" (as determined by the Company in its reasonable discretion consistent with Company policies), any portion of Employee's Account attributable to deferral elections made under the Prior Grace Plan for 1989 or prior periods shall be paid in accordance with the method previously elected under the Prior Grace Plan.

         (ii) Retirement; Age 70. In the event of Employee's Retirement, or in the event Employee attains age seventy (70) while still employed with the Company or any of its subsidiaries, Employee shall be paid the balance of Employee's Account in accordance with the method previously elected by Employee under the Prior Grace Plan or the Cryovac Plan. (The Prior Grace Plan permitted participants to elect lump sum payments or quarterly installments over a period selected by Employee of 2-10 years, 15 years or 20 years.) Payments shall begin as soon as practicable following Retirement or attainment of age seventy
                (70), as applicable. In addition, the Account shall be adjusted
                (A) from the last semi-annual adjustment date through the first payment date, using for such purpose the adjustment rate that was in effect under paragraph 4(b) for the immediately preceding semi-annual adjustment period, and (B) if installments have been elected, during the applicable payment period in a manner consistent with the provisions of paragraph 4(b) above.

         (iii) Death. If Employee dies while in service and before commencement of benefits under this Agreement at age 70, then the Company shall pay Employee's Beneficiary an amount equal to the greater of (A) Employee's Account balance as of the date of death or (B) Employee's survivor benefit identified on Exhibit A attached hereto. (The amount of survivor benefit set forth on Exhibit A is not subject to adjustment pursuant to paragraph 4(b) above.) Such amount shall be paid in accordance with the method of payment that would have been applicable in the case of Employee's Retirement. If Employee dies after having commenced receiving installment

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                payments, the remaining installments shall be paid to the
                Beneficiary as and when they would have otherwise been paid to Employee.

         (iv) Change in Payment Method. Employee may change his or her payment method election applicable under paragraph 4(c)(ii) above by making the change on such forms, at such times and pursuant to such procedures as the Committee may establish from time to time; provided, however, that such change of election shall not become effective until the sixth (6th) month following the date such change of election is made.

         (v) Unforeseeable Emergency. Prior to Employee's termination of employment with the Company, Employee may, in the Committee's sole discretion, receive a withdrawal from Employee's Account in the case of an "unforeseeable emergency". If Employee requests a payment pursuant to this paragraph, he or she shall have the burden of proof of establishing, to the Committee's satisfaction, the existence of such "unforeseeable emergency", and the amount of the payment needed to satisfy the same. In that regard, Employee shall provide the Committee with such financial data and information as the Committee may request. If the Committee determines that a payment should be made to Employee under this paragraph such payment shall be made within a reasonable time after the Committee's determination of the existence of such "unforeseeable emergency" and the amount of payment so needed. As used herein, the term "unforeseeable emergency" means a severe financial hardship to Employee resulting from a sudden and unexpected illness or accident of Employee or of a dependent of Employee, loss of Employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee. The circumstances that shall constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of Employee's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be "unforeseeable emergencies" include the need to send Employee's child to college or the purchase of a home. Withdrawals of amounts because of an "unforeseeable emergency" shall not exceed an amount reasonably needed to satisfy the emergency need.

     (d) Other Payment Provisions. Any payment hereunder shall be subject to applicable payroll and withholding taxes. In the event any amount becomes payable under the provisions of this Agreement to Employee, a Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's fiduciary (or attorney-in-fact in the case of an incompetent)

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as the Committee, in its sole discretion, may decide, and the Committee shall not be liable to any person for any such decision or any payment pursuant thereto.

     (e) Statements of Account. Employee shall receive an annual statement of Employee's Account balance.

5.   Amendment, Modification and Termination of this Agreement:

     The Chief Executive Officer or the Chief Financial Officer of the Company shall have the right and power at any time and from time to time to amend this Agreement in whole or in part and at any time to terminate this Agreement; provided, however, that no such amendment or termination shall reduce the amount actually credited to Employee's Account or Employee's survivor benefit under this Agreement on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, without the consent of Employee; and further provided that no such amendment may be made that would adversely affect the rights or benefits of Employee under the Agreement without the consent of Employee.

6.   Claims Procedures:

     (a) General. In the event that Employee has a Claim under this Agreement, such Claim shall be made by Employee's filing a notice thereof with the Committee within ninety (90) days after Employee first has knowledge of such Claim. Once Employee has submitted a Claim to the Committee, Employee shall be afforded a reasonable opportunity to state Employee's position and to present evidence and other material relevant to the Claim to the Committee for its consideration in rendering its decision with respect thereto. The Committee shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to Employee.

     (b) Notice of Decision of Committee. If Employee's Claim is denied by the Committee, Employee shall be provided with written notice thereof, which notice shall set forth:

         (i) the specific reason(s) for the denial;

         (ii) specific reference to pertinent provision(s) of this Agreement upon which such denial is based;

         (iii) a description of any additional material or information necessary for Employee to perfect such Claim and an explanation of why such material or information is necessary; and

         (iv) an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by Employee.


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     (c) Review of Decision of Committee. Employee shall be afforded a reasonable opportunity for a full and fair review of the decision of the Committee denying the Claim. Such review shall be by the Committee. Such appeal shall be made within ninety (90) days after Employee received the written decision of the Committee and shall be made by the written request of Employee or Employee's duly authorized representative of the Committee. In the event of appeal, Employee or Employee's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Committee. The Committee shall review the following:

         (i) the initial proceedings of the Committee with respect to such Claim;

         (ii) such issues and comments as were submitted in writing by Employee or Employee's duly authorized representative; and

         (iii) such other material and information as the Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Committee.

The Committee may approve, disapprove or modify the decision of the Committee, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Committee shall be in writing and in a manner calculated to be understood by Employee and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of this Agreement upon which such decision is based. Employee shall be furnished a copy of the written decision of the Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

7.   Applicable Law:

     This Agreement shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of New Jersey.

8.   Miscellaneous:

     Employee's rights and interests under this Agreement may not be assigned or transferred by Employee. This Agreement shall be an unsecured, unfunded arrangement. To the extent Employee acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and Employee. This Agreement shall be binding on the Company and any successor in interest of the Company.

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                            [signature page follows]










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     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers and its corporate seal to be hereunto affixed, and Employee has hereunto set his hand, all as of the day and year first above written.

                                       SEALED AIR CORPORATION


                                       By:
                                          --------------------------------------
                                            Name:
                                                --------------------------------
                                            Title:
                                                --------------------------------


                                                "Company"




                                       -----------------------------------------
                                       Name:
                                            ------------------------------------


                                                "Employee"